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For more information, contact:
Patrick Brightman
(973) 263-5475

Boonton Electronics Corporation Acquired by Wireless Telecom Group

For Release on September 7, 1999 at 9:00 a.m.

Parsippany, NJ (September 7, 1999) - Boonton Electronics Corporation (OTC Bulletin Board: BOON) announces that it has entered into a definitive agreement with Wireless Telecom Group, Inc. (AMEX Symbol: WTT) whereby Boonton Electronics will become a wholly-owned subsidiary of Wireless Telecom Group. Under terms of the agreement, each share of Boonton Electronics common stock will be converted to 1.4 shares of WTT stock and an amount of cash equal to 0.175 times the closing price of WTT common stock on the closing date. Based upon the closing price of WTT's stock on September 3, 1999, the transaction is valued at approximately $6.5 million.

The merger is expected to be complete before the end of WTT's fiscal year, which is December 31, 1999. It is subject to Boonton Electronics stockholder approval as well as other customary requirements. WTT expects that the acquisition will result in a doubling of its revenues based upon Boonton Electronic's historical operating results.

"By becoming part of Wireless Telecom Group, we have created wonderful new opportunities from which to grow. Our products perfectly complement one another, providing each company with methods to develop stronger partnerships with our existing customers as well as develop new customers," said Yves Guyomar, president and CEO of Boonton Electronics.

Wireless Telecom Group President and CEO Edward Garcia stated, "We are excited to have Boonton Electronics as part of our team. This acquisition adds engineering capability and experience to our organization. This is WTT's first step in its strategy to add growth through synergistic acquisitions. We will be a formidable force, combining WTT's leading market position in noise generation products with Boonton Electronics' strong position in power measurement."

Wireless Telecom Group, Inc., is a global provider of noise generators used in the telecommunications field. It is headquartered in Paramus, NJ.

Boonton Electronics is a leader in the manufacture of test equipment dedicated to measuring the power of RF and microwave systems used in terrestrial and satellite communications, radar, telemetry, and an expanding number of personal communications products. It is headquartered in Parsippany, NJ.